EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 of IntriCon Corporation and Subsidiaries of our reports dated March 14, 2012, relating to the consolidated financial statements and the financial statement schedule, which appear on pages 34 and 61 of the annual report on Form 10-K for the year ended December 31, 2011.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

May 4, 2012